Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Planet Fitness, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333206158) on Form S-8 and (Nos. 333-213417 and 333-215317) on Form S-3 of Planet Fitness, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Planet Fitness, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II-Valuation and Qualifying Accounts  (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10K of Planet Fitness, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 1, 2018